Exhibit 10.25

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease Agreement”) is made effective as of December 9, 2004, by and between Datalink Corporation, a Minnesota corporation (“Sublessor”) and Checkpoint Security, Inc., a Pennsylvania corporation  (“Sublessee”).

WHEREAS, Sublessor is tenant under that certain lease agreement dated April 26, 2001, (the “Prime Lease” a copy of which is attached hereto as Exhibit A) with Park Avenue Lofts LLC, a Minnesota limited liability company (the “Landlord”) for the lease of an entire building with an address of 8170 Upland Circle, Chanhassen, Minnesota 55317 (the “Building”) located on real property legally described in the Prime Lease (the “Property”);

WHEREAS, Sublessee desires to sublease a portion of the premises subject to the Prime Lease consisting of 54,732 square feet of office space in the Building described and depicted in Exhibit B attached hereto (the “Premises”) and Sublessor so desires to sublease the Premises;

WHEREAS, the parties desire to enter into this Sublease Agreement for the sublease of the Premises; and

WHEREAS, the Landlord has consented to this Sublease Agreement on the page captioned “Landlord’s Consent to Sublease Agreement” following the signature page hereof.

NOW, THEREFORE, in consideration of the above and the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties agree as follows:

1.             BASIC TERMS.

This Section 1 contains the basic terms of this Sublease Agreement.  Other sections of this Sublease Agreement referred to in this Section 1 explain and or defined these basic terms and are to be read in conjunction with the basic terms.

1.1.          Date of Sublease Agreement:    December 9,            , 2004.

1.2.          Sublessor:  Datalink Corporation, a Minnesota corporation.

1.3.          Sublessee:  Checkpoint Security, Inc., a Pennsylvania corporation.

1.4.          Premises: approximately 54,732 square feet in the Building as described on Exhibit B attached hereto to be subleased by Sublessee hereunder (See section 2).

1.5.          Rent:  as defined and as set forth in Section 4.

1.6.          Term: Eighty-five (85) months commencing on April 1, 2005 and ending on April 27, 2012 unless sooner terminated or renewed as provided herein (See Section 3).

1.7.          Renewal Option:  One five (5) year renewal option (see Section 3).

1.8.          Permitted Uses: Operation by Sublessee’s wholly-owned subsidiary Checkpoint Security Systems Group whose business includes a 24x7 security monitoring business (see Section 5).

1.9.          Sublessee’s Guarantor:  None.

1.10.        Security Deposit:  None.

1.11.	Brokers:	Sublessor’s Broker: Welsh Companies,
Sublesee’s Broker: Watermark REV LCC (See Section 13).

1.12.        Exhibits A, B, C, D and E attached to this Sublease Agreement are incorporated herein by reference and made a part of this Sublease Agreement.

2.             SUBLEASE OF PREMISES

2.1           Sublease Agreement.  Sublessor, in consideration of the Rent to be paid and covenants to be performed by Sublessee as set forth in this Sublease Agreement, hereby subleases and demises to Sublessee, and Sublessee hereby subleases from Sublessor, the exclusive right to use the Premises on the terms and conditions contained in this Sublease Agreement.

2.2           Rights and Obligations.  Except as otherwise specifically provided in this Sublease Agreement, (a) this Sublease Agreement is subject at all times to the terms and conditions set forth in the Prime Lease, (b) Sublessor has all rights and privileges as “landlord” under the Prime Lease with respect to the Premises and may enforce the same against Sublessee, (c) Sublessee has all rights and privileges as “tenant” under the Prime Lease with respect to the Premises and may enforce the same against Sublessor, (d) Sublessee hereby expressly assumes and agrees to perform all obligations, conditions, and covenants and abide by all terms that Sublessor is bound by as “tenant” under the Prime Lease with respect to the Premises, (e) Sublessee obtains and is granted no more rights and privileges hereunder than Sublessor has as “tenant” under the Prime Lease with respect to the Premises, and (f) Sublessor hereby assumes and agrees to perform all obligations, conditions, and covenants and abide by all terms as “landlord” under the Prime Lease with respect to the Premises.

3.             TERM

3.1           Initial Term.  The term of this Sublease Agreement shall be for eighty-five (85) months commencing on April 1, 2005 and terminating on April 27, 2012, unless sooner terminated as provided in this Sublease Agreement (the “Initial Term”).  However, Sublessee shall be allowed full access to the Premises after full execution of this Sublease Agreement (including execution by Landlord of Landord’s Consent to Sublease Agreement annexed hereto) for purposes of construction, set-up, and testing.  Early occupation or moving-in shall occur during the month of March.  Sublessee shall make every effort to not disrupt Sublessor’s operation during this preparation and moving-in phase.  Sublessee agrees to have in place prior to any access to the Premises, the insurance requirements set forth in Section 9.  Sections 8 and 10 of this Sublease Agreement shall apply to all activities of Sublessee during this preparation and move-in phase.

3.2           Renewal Term.  Provided that this Sublease Agreement is in full force and effect and Sublessee is not in default under the terms of this Sublease Agreement, and the Premises are occupied by Sublessee’s subsidiary named herein, Sublessor hereby grants to Sublessee the option to extend the Initial Term (the “Renewal Option”) for one period of five (5) years (the “Renewal Term”), on the same terms and conditions contained in this Sublease Agreement except as follows:

(a)           Sublesee’s obligation to pay rent, taxes, utilities and any other expense as a result of occupying and using the Premises shall be on the same terms conditions as Sublessor’s obligations to pay such amounts to the Landlord as set forth in the Prime Lease (on a pro rata basis based on square feet and usage).

The Initial Term, as extended by the Renewal Term (if applicable), shall be referred to as the “Term”.

3.3           Exercise of Renewal Option.  Sublessor is required to provide Landlord with written notice of its intent to exercise its option to renew the Prime Lease for an additional five (5) years commencing the day after April 27, 2012 (the “Prime Lease Expiration Date”), not less than two hundred seventy (270) days prior to the Prime Lease Expiration Date or by July 31, 2011. To exercise Sublesee’s Renewal Option, Sublessee must give Sublessor written notice of its intent to renew this Sublease Agreement for the entire Renewal Term by June 30, 2011.  Upon timely receipt of such notice, Sublessor shall provide written notice to Sublessee by July 15, 2011, of its intent to renew or not renew the Prime Lease with Landlord. In the event Sublessor determines not to renew its Prime Lease with the

Landlord, Sublessee’s right to renew its possession of the Premises for an additional period of five (5) years shall extend to the entire Building, not just the Premises, on the same terms and conditions contained in the Prime Lease, or such other terms as the Sublessee and Landlord shall mutually agree.   In the event that Sublessor chooses to not renew the Prime Lease and advises Sublessee to this effect by July 15, 2011, Sublessee shall give written notice to Landlord by July 31, 2011 advising whether it will be renewing its possession of the Premises and the rest of the Building.

4.             RENT; RENT PAYMENTS.

4.1           Rent.  The annual rent for the Premises during the Initial Term shall be as set forth on Exhibit C.   The Rent includes the costs of common area management (such as snow removal, lawn care, garbage removal, janitorial services, pest control services), common systems repairs such as HVAC, electrical and plumbing, real estate taxes, and the following utilities:  gas, fuel, heat, water, sewer, electricity.  Sublessor agrees that its janitorial service shall not have access to Sublessee’s Monitoring Center.  In turn, Sublessor shall pay the costs of common area management and common systems repairs discussed in the previous sentence to the appropriate third parties.   Notwithstanding Section 4.1, it is expressly agreed between the parties that Rent does not include the following items which shall be paid for by Sublessee:

(a)           Telephone costs including separate lines, local, long distance and toll free services;

(b)           Electricity in excess of Sublessor’s normal office usage (such as would be the case with Sublesee’s 24x7 monitoring call center) as determined by Sublessor’s electricity bills for the month or months in question.  If there is an excess exceeding 140% for a month or series of months taking into consideration seasonal changes in Minnesota, Sublessor reserves the right to include and Sublessee shall pay upon receipt of an invoice, a charge based on such excess as determined by Sublessor in its good faith estimation based upon Sublessor’s electricity bills.  At Sublessee’s request, Sublessor shall share with Sublessee copies of past and current electricity bills used in determining any excess electricity usage.

(c)           Care of the Premises pursuant to Section 8;

(d)           Additional security beyond that currently provided by Sublessor including security guards, cameras in the parking lot, key pads;

(e)           any other cost or expense expressly stated herein.

4.2           Rent Payments.  Commencing on April 1, 2005, Sublessee shall pay (a) Rent to Sublessor in monthly installments in advance, on the fifth day of each and every calendar month during the Term of this Sublease Agreement; and (b) in the event any monthly installment of Rent is not paid within ten (10) days of the date when due, a late charge in an amount equal to the late charge assessed against Sublessor for the Premises (such late charge also referred to as “Rent” hereunder).   Rent shall be paid to Sublessor by bank check to the following address:

Datalink Corporation

8170 Upland Circle

Chanhassen, MN 55317-8589

Attention: Facilities Department

4.3           Security Deposit.  Sublessee shall not be required to submit a security deposit.

5.             USE OF PREMISES.

The Premises shall be used by Sublessee’s wholly-owned subsidiary Checkpoint Security Systems Group, whose business includes the operation of a 24x7 security monitoring business. The Premises shall be used by no other party and for no other purpose whatsoever without the prior written consent of Sublessor.

6.             OTHER AGREEMENTS REGARDING THE PREMISES.

6.1           Parking.  Sublessor shall make available for use by Sublessee at no additional cost to Sublessee, 220 parking stalls, including certain reserved parking stalls (with signage provided by Sublessor) in the parking lot located on the Property adjacent to the Building as designated on Exhibit D  annexed hereto.

6.2           Shared Access.  Sublessor shall make available for use by Sublessee at no additional cost Sublessor’s back-up generator. Sublessor shall maintain the back-up generator in accordance with standard UL testing applicable to the back-up generator. Sublessor shall not be liable or responsible to Sublessee for any damages whatsoever in the event the back-up generator fails. Sublessor and Sublessee agree to not exceed in the aggregate 35% of the capacity of the generator.

6.3           Lease of Furniture.   Sublessor shall lease to Sublessee at no additional cost to Sublessee furniture from Sublessor’s existing inventory to accommodate the offices, cubes and various conference rooms in the Premises which furniture is identified on the Exhibit D annexed hereto (the “Leased Property”).  Sublessee shall maintain and preserve the Leased Property in accordance with Section 8.

6.4           Shared Reception Area.  The parties agree that they shall share the current reception area.  Each party shall have a separate space within the current reception area to place a receptionist, desk and work space.  Guests shall wait in the lobby area of the current reception area which shall not be segregated. The parties shall use their best efforts to cooperate with each other to maintain a mutually acceptable shared reception area.

6.5           Controlled Access.  Sublessor will install and pay for the cost of a controlled access environment from the current reception area to the Premises.

6.6           Building Signage.  Sublessor and Sublessee agree to share the monument sign in front of the Building with each party displaying a sign thereon and agree to share the applicable costs and expenses to make such change.  Sublessee shall also place a sign on the fascia on the right-hand side of the lobby at its sole cost and expense.  At its sole cost and expense, Sublessor shall remove its sign from the brick wall and shall place its sign on the fascia on the left-hand side of the lobby.  Both of Sublessee’s signs are subject to the prior approval of Sublessor which will not be unreasonably withheld.

6.7           Building Security.  Sublessee shall at its cost and expense install security cameras around the perimeter of the Building.

6.8.          Eastern Entrance. The eastern entrance of the Building shall be exclusively used by Sublessee.

7.             ALTERATIONS AND IMPROVEMENTS.

7.1           General.   Sublessee has the right to make alterations and improvements to the Premises in accordance with Section 11 of the Prime Lease. The cost and expense of all alterations and improvements by Sublessee shall be borne by Sublessee except as specifically set forth in Section 7.3 below.

7.2           Monitoring Center Improvements.  It is contemplated that Sublessee will convert approximately 7944 square feet of the Premises on the first floor into a security monitoring center which will require substantial construction (the “Improvements”).  Sublessee acknowledges and agrees that the Improvements shall be made in strict compliance with Section 11 of the Prime Lease and in accordance with the same construction terms which were applicable to Sublessor in connection with its improvement to the Building which are set forth in Schedule B (clauses 3(c)-(d)) to the Prime Lease.   Before making the Improvements, Sublessee shall provide Sublessor and Landlord with reasonably detailed plans for the Improvements and shall obtain prior written consent from Sublessor and Landlord prior to undertaking the approved Improvements.  Annexed hereto as Exhibit E are Sublessee’s proposed plans for the Improvements to the Premises.  Sublessor’s signature to this Sublease constitutes its consent to Sublessee’s plans for Improvements described in Exhibit E and Landlord’s signature to the attached “Landlord’s Consent to Sublease Agreement” constitutes Landlord’s consent to Sublessee’s plans for Improvements described in Exhibit E.

7.3           Sublessor’s Contribution to Improvements.  Upon completion of the Improvements, and provided Sublessee has submitted to Sublessor an itemized list of the cost of the Improvements for actual work performed certified by the CFO of Sublessee, Sublessor shall contribute up to $150,000 to the cost of constructing such improvements.  If the cost of the improvements exceed Sublessor’s contribution, Sublessee shall have the sole responsibility for the payment of the excess cost.  Sublessee may request at anytime that portions of the Sublessor’s contribution be paid out prior to the completion of the Improvements for direct payment to any contractor or vendor upon the submission to Sublessor of invoices for work performed or to be performed setting forth the name and address of the payee, the work performed or to be performed, the amount of payment, and other relevant information as may be reasonably requested by Sublessor. If, after completing its Improvements, there remains a surplus from the $150,000, Sublessee and Sublessor agree that Sublessee may apply such surplus to the purchase of additional modular furniture.

7.4           Lien Prohibition.  Sublessee expressly acknowledges and agrees to perform the obligations under Section 11.3 of the Prime Lease as such relates to the Improvements; namely the due payment of claims for labor and work in connection with the Improvements and the prohibition of mechanic liens and the like attaching to the Premises, Building or Property.

8.             CARE OF PREMISES.

8.1           No Damage or Alterations.  Sublessee agrees that it will take reasonable care of the Premises, the Building, and the Property and the fixtures and the appurtenances thereto.  Sublessee will permit no waste, and will not do, suffer or permit to be done any injury to the Premises, the Building, and the Property, and the fixtures and the appurtenances thereto. With the exception of normal and customary wear and tear, Sublessee shall immediately repair at its cost and expense any damage to the Premises, the Building, and the Property, and the fixtures and the appurtenances thereto, if caused by Sublesee’s employees, agents, independent contractors, visitors, guest or customers or other person on site for Sublessee purposes howsoever caused by (unless conclusively caused by Sublessor, its  employees, agents, independent contractors, visitors, guest or customers or other person on site for Sublessor purposes howsoever caused by) and restore the damaged portion to the same condition prior to such damage. Sublessee agrees that it will not do, suffer or permit to be done any act or thing contrary to the covenants and agreements made by Sublessor in the Prime Lease with respect to the Premises, the Building, or the Property.  Sublessee agrees that it will not suffer or permit any additions to or alterations of the Premises except in accordance with Section 7 of this Sublease Agreement

8.2           Upkeep of Interiors.  With the exception of normal wear and tear, Sublessee shall at its expense maintain and preserve the interiors of the Premises in the order, condition and state of repair as delivered to Sublessee.  Sublessor is responsible for all other repairs and maintenance, including structural and non-structural repairs and replacements, and preventive maintenance, to the Premises required of “tenant” in clauses 13 and 14 of the Prime Lease.  When Sulblessee determines that repairs for which Sublessor is responsible are required, Sublessee shall provide written notice to Sublessor of the specific repairs or maintenance that is required and Sublessor shall have five days following receipt of such notice to complete such repairs or maintenance.  In an emergency situation, Sublessee shall notify Sublessor of the situation requiring immediate attention.  Upon receipt of such notification, Sublessor shall ensure that an appropriately licensed contractor response and repairs the equipment giving rise to the emergency situation on the same day that the emergency occurred.  If Sublessor fails to make any such repairs or maintain the Premises as required of “tenant” pursuant to clauses 13 and 14 of the Prime Lease during the time frames provided in this clause, Sublessee may secure such repairs or maintenance and deduct the cost of such repairs or maintenance from future rent payments.

INDEMNIFICATION.

9.1           Sublessee’s Indemnification Obligation. Except to the extent of damage resulting from the negligence, gross negligence or willful misconduct of Sublessor or its authorized representatives, Sublessee agrees to protect, defend (with counsel reasonably acceptable to Sublessor) and hold Sublessor and Sublessor’s lenders, partners, members, property management company (if other than Sublessor), agents, directors, officers, employees, representatives, successors, and assigns (collectively, the “Sublessor’s Indemnitees”) harmless and indemnify  Sublessor and Sublesssor’s Indemnitees from and against all liabilities, damages, claims, losses, judgments, charges and expenses (including reasonable attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, (i) Sublessee’s or Sublessee’s representatives’ use of the Premises, (ii) the conduct of Sublessee’s business, (iii) from any activity, work or thing done, permitted or suffered by Sublessee in or about the Premises, (iv) any liability for injury to any person or injury or damage to the property of any party resulting from the acts of Sublessee or Sublessee’s representatives, (v) Sublessee’s negligence, gross negligence or willful misconduct, and/or (vi) Sublessee’s failure to perform any covenant or obligation of Sublessee under this Sublease.  Sublessee agrees that the obligations of Sublessee herein shall survive the expiration or earlier termination of this Sublease.

9.2           Sublessor’s Indemnification Obligation.  Except to the extent of damage resulting from the negligence, gross negligence or willful misconduct of Sublessee or its authorized representative, Sublessor agrees to protect, defend (with counsel reasonably acceptable to Sublessee) and hold Sublessee and Sublessee’s lenders, partners, members, agents, directors, officers, employees, representatives, shareholders, successors and assigns and each of their respective lenders, partners, members, agents, directors, officers, employees, representatives, shareholders, successors and assigns, (collectively, the “Sublessee’s Indemnitees”) harmless and indemnify the Sublessee’s Indemnitees from and against all liabilities, damages, claims, losses, judgments, charges and expenses (including reasonable attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from (i) Sublessor’s negligence, gross negligence or willful misconduct or (ii) Sublessor’s breach of its obligations pursuant to clause 8 of this Sublease.  Sublessor agrees that the obligations of Sublessor herein shall survive the expiration or earlier termination of this Sublease.

10.          INSURANCE.

10.1         Sublessor’s Insurance.  Sublessor shall maintain insurance in accordance with its obligations under the Prime Lease.

10.2         Sublessee Insurance.  Sublessee shall purchase at its own expense and keep in force during the Term a policy or policies of (i) “All-risk” property insurance covering its contents on or about the Premises, the Improvements and the Leased Property (and otherwise resulting from any acts or operations of Sublessee); (ii) commercial general liability insurance, including personal injury and property damage, in the amount of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) annual general aggregate per location, and comprehensive automobile liability insurance in the amount of One Million Dollars ($1,000,000.00) covering Sublessee against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises, the Property, in the Building or elsewhere; and (iii) Worker’s Compensation insurance in amounts required by applicable law.  Said policies shall (a) (except Workers’ Compensation) name Sublessor, Landlord, and any party holding an interest to which this Sublease Agreement maybe subordinated as additional insureds, (b) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Sublessor and licensed to do business in the state in which the Premises are located, (c) provide that said insurance shall not be canceled or materially modified unless thirty (30) days’ prior written notice shall have been given to Sublessor, (d) provide coverage on an occurrence basis; (e) contain a severability of insured parties provision and a cross liability endorsement; (g) be primary, not contributing with, and not in excess of coverage which Sublessor or Landlord may carry; (h) include a fire endorsement; and (i) otherwise be in such form and include such coverages as Sublessor may reasonably require.  Said policy or policies or, at Sublessor’s option, a certificate of insurance on the so-called “ACORD” form 27 evidencing said policies, shall be delivered to Sublessor and Landlord by Sublessee upon commencement of the Sublease Agreement and renewals thereof shall be delivered at least thirty (30) days prior to the expiration of said insurance.  Sublessor and Sublessee agree that Sublessee shall insure the furniture of Sublessor that Sublessee is using which has an approximate replacement value of $435,500.00.

10.3         Waiver of Subrogation.  To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder Sublessor and Sublessee each waive any right to recover against the other (a) damages for injury to or death of persons, (b) damages to property, (c) damages to the Premises or any part thereof or (d) claims arising by reason of the foregoing, to the extent such damages and claims are insured against or required to be insured against by Sublessor or Sublessee under this Sublease Agreement and to the extent that insurance proceeds are received.  This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier.  The coverage obtained by Sublessee pursuant to this Sublease Agreement shall include, if obtainable, a waiver of subrogation by the carrier which conforms to the provisions of this section.

11.          EVENT OF DEFAULT.

11.1         Event of Default. Without limiting the other terms and provisions of this Sublease Agreement, each of the following shall constitute an event of default by Sublessee under this Sublease Agreement (each a “Default”):

(a) if Sublessee fails to pay Rent or any other payment when due hereunder; or

(b) if Sublessee fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Sublessee under this Sublease Agreement (other than the obligation to pay Rent) for a period of thirty (30) days after Sublessor’s delivery to Sublessee of written notice of such default; provided however, that if the default cannot, by its nature, be cured within such thirty (30) day cure period, then Sublessor shall not exercise its remedies under Section 12 unless such default remains uncured for more than sixty (60) days after Sublessor’s notice, or

(c)  If Sublessee makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Sublessee under any state or federal bankruptcy or insolvency law that is not dismissed within ninety (90) days, or whenever a petition is filed by or against (to the extent not dismissed within ninety (90) days) Sublessee under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law or like import, or whenever a petition shall be filed by Sublessee under the arrangement provisions of the United States Bankruptcy Code or similar law, or whenever a receiver of Sublessee, or of, or for, the property of Sublessee shall be appointed, or Sublessee admits it is insolvent or is not able to pay its debts as they mature.

12.          RIGHTS AND REMEDIES.

12.1         Sublessor’s Right to Cure Upon Default of Sublessee.  In the event of any Default by Sublessee, Sublessor, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Sublessee.

12.2         Sublessor’s Remedies.  In the event of any Default by Sublessee, Sublessor, at its option, and after the proper notice and cure period, as provided in Section 11 (if applicable) has expired, may, in addition to all other rights and remedies provided in this Sublease Agreement, or otherwise at law or in equity, terminate this Agreement and Sublessee’s right of possession of the Premise, and recover all damages to which Sublessor is entitled under Minnesota law.

12.3         Other Provisions.  Sections 22.3 and 22.4 of the Prime Lease shall apply as if Sublessor is “landlord” and Sublessee is “tenant”.

13.          BROKER

Sublessor shall pay the broker’s fees for each of Sublessor’s and Sublessee’s brokers named in Section 1.11 of this Sublease Agreement.  Each party agrees to and hereby does defend, indemnify and hold the other party harmless against and from any brokerage commissions or finder’s fees or claims therefor by a broker (other than the brokers named in Section 1.11) or other party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing.  The foregoing indemnification shall survive the termination of this Sublease Agreement for any reason.

14.          NOTICES.

All notices and communications from any party to the other shall be in writing and shall be deemed to have been duly given or served if sent by (a) first class certified or registered mail, return receipt requested, postage prepaid, or by (b) personal delivery, to the party or parties at the addresses set forth below:

If to Sublessor:

Datalink Corporation

8170 Upland Circle

Chanhassen, MN 55317-8589

Attention: Facilities Department

If to Sublessee:

Checkpoint Security, Inc.

c/o Checkpoint Security Systems Group

8170 Upland Circle

Chanhassen, MN 55317-8589

Attention:  Nicholas Khalil

and shall be deemed effective three (3) days after deposit in the mail, if sent by certified or registered mail, or upon receipt of personal delivery if personally delivered.  Unless otherwise stated herein, all notices required of Sublessee under this Sublease, or as “tenant” under the Prime Lease, will be submitted to Sublessor, who, in turn, will forward such notices to Landlord.

15.          MISCELLANEOUS.

The following sections of Section 24 of the Prime Lease shall apply as if Sublessor is “Landlord” and Sublessee is “Tenant”:  24.1, 24.3, 24.5, 24.6, 24.7, 24.8, 24.9, 24.12.  All other sections of Section 24 not listed herein shall not apply.

IN WITNESS WHEREOF, the parties have executed this Sublease Agreement by their duly authorized representatives, effective as of the day and year first above written.

SUBLESSOR:		SUBLESSEE:

DATALINK CORPORATION		CHECKPOINT SECURITY, INC.

By:	/s/ Greg Meland	By:	/s/ Steven J. Champeau

Its:	CEO	Its:	V.P./General Manager

LANDLORD’S CONSENT TO SUBLEASE AGREEMENT

The undersigned landlord (“Landlord”) enters into this Consent to Sublease Agreement this 13th of December, 2004, in connection with and a condition to the Sublease Agreement (the “Sublease Agreement”) dated December 9, 2004, by and between Datalink Corporation, a Minnesota corporation (“Sublessor”) and Checkpoint Security, Inc., a Pennsylvania corporation (“Sublessee”). Capitalized terms used herein shall have the same meaning as set forth in the Sublease Agreement.

Landlord hereby agrees as follows:

1.             This Consent to Sublease Agreement is delivered for the benefit of each of Sublessor and Sublessee and each may rely on this.

2.             Landlord hereby consents to the sublease of the Premises by Sublessor to Sublessee on the terms and conditions contained in the Sublease Agreement.

3.             So long as Sublessee is not in Default under the Sublease Agreement in a payment or performance obligation, all as provided in the Sublease Agreement, the amount of Sublessee’s Rent as defined in Section 4 and Exhibit C of this Sublease shall remain unchanged, and Sublessee’s possession and occupancy of the Premises during the Term shall not be diminished or interfered with by the undersigned Landlord, for any reason whatsoever including but not limited to default of the Prime Lease for any reason by Sublessor during the Term of the Sublease Agreement.

4.             In the event that Sublessor is in Default of the Prime Lease, Landlord shall provide Sublessee with a copy of the notice of default sent to Sublessor.

5.             Landlord hereby expressly agrees to Sublessee’s right to renew its possession of the Premises to the entire Building should Sublessor not exercise its renewal option, all as set forth in Sections 3.2 and 3.3 of the Sublease Agreement provided Sublessee has notified Landlord by June 30, 2011 of its intent to renew possession of the Premises and the entire Building.

6.             Landlord hereby approves Sublessee’s proposed Improvements to the Premises as contained in Exhibit E annexed hereto.

LANDLORD:

By:

Its:

EXHIBIT A

PRIME LEASE

EXHIBIT B

PREMISES

See the attached outline of the Premises consisting of the following areas:

Entire 2nd floor of Building [except for computer room].	45,978 square feet

1st floor Customer Center	7,944 square feet

½ of shared reception area and elevator	810 square feet

Approximate area subleased by Sublessee	54,732 square feet

The eastern entrance of the Building shall be exclusively used by Sublessee.

EXHIBIT C

RENT

Initial Term. RENT during the Initial Term shall be as follows:

Months	Gross Rent PSF	Rent/Month

1-9	$0.00	$0.00

10-24	$12.00	$54,732

25-36	$12.25	$55,872

37-48	$12.50	$57,012

49-60	$12.75	$58,152

61-72	$13.00	$59,293

73-85	$13.25	$60,433

EXHIBIT D

LISTS OF PARKING SPACES AND LEASED (PERSONAL) PROPERTY

Leased Property

Qty	70	Teknion Modular Standard Configuration Work Stations

Datalink Corporation Asset Control # Sequence

006130 – 006200

Qty	15	Teknion Standard Office Sets

Datalink Corporation Asset Control # Sequence

006201 – 006221

Qty	6	Teknion Standard Conference Room Table & Chair Sets

Datalink Corporation Asset Control # Sequence

006222 – 006228

Dedicated Parking Spaces:

Qty	11	Standard Parking Spaces – Located Directly At The

E/SE End Of The Building – A Portion Of The 220

Total Stalls available for use by Sublessee- Applicable Signage Provided by Sublessor

EXHIBIT E

SUBLESSEE’S IMPROVEMENTS